April 30, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Commissioners:

We have read the statements made by Show Me Ethanol, LLC. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission pursuant to Item 3 of Form 10SB. We agree with the statements concerning our Firm in such Form 10SB.

Very truly yours,

Christianson & Associates, PLLP